Exhibit 23.3

Millicom International Cellular S.A. 75, Route de Longwy L-8080 Bertrange Luxembourg	PricewaterhouseCoopers Société à responsabilité limitée Réviseur d'entreprises 400, route d'Esch B.P. 1443 L-1014 Luxembourg Telephone +352 494848-1 Facsimile +352 494848-2900

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Millicom International Cellular S.A. of our report dated June 30, 2003, except for Note 32, as to which the date is December 15, 2003 relating to the financial statements, which appear in Millicom International Cellular S.A.'s Report on Form 6-K dated December 17, 2003. We also consent to the references to us under the heading "Experts" in such Registration Statement.

Luxembourg, February 19, 2004

PricewaterhouseCoopers S.à r.l.